EXHIBIT 10.1
Summary of Incentive Plan for 2016
Annual 2016 Incentive Plan. On March 11, 2016, the Company adopted its annual incentive plan for 2016. The plan provides for possible cash incentive awards and restricted stock awards in the form of Long-Term Incentive Share Awards and Career Share Awards, as in prior years. Any such awards, if earned, would be paid, in the case of the cash award, or granted, in the case of the restricted stock awards, by March 15, 2017. As described below, awards may be granted by the Compensation Committee only upon satisfaction of both a performance condition (which is different for the potential Career Share awards) and a service condition, and which (in the case of the potential cash incentive and the potential award of Long Term Incentive Shares) is further subject to reduction by the Committee based upon an assessment of individual goals and objectives adopted for each Participant. Vesting of an award of Long Term Incentive Shares or Career Shares, if granted, is subject to meeting a further service condition, as described more fully below.

Potential Cash Incentive Awards. The CEO and all Executive Officers whose responsibilities relate primarily to corporate level administration (Staff Officers) have the opportunity to earn a cash award ranging from 15% to no more than 105% of such executive’s base salary (from 45% to 105% for the Chief Executive Officer and Chief Operating Officer, from 30% to 90% for the Chief Financial Officer and from 15% to 75% for other officers). Fifty percent of the amount of the potential cash award is based on achievement of specified levels of Operating Income from Continuing Operations for the Company, as Adjusted (as defined in the plan), 30% of the amount is based on achievement of specified levels of Operating Income from Continuing Operations of the Company’s residential business operations, as Adjusted (as defined in the plan), and 20% of the amount is based on achievement of specified levels of Operating Income from Continuing Operations of the Company’s commercial business operations, as Adjusted (as defined in the plan).

Executive Officers whose responsibilities primarily relate to one of the Company’s brands or business units (Line Officers), have the opportunity to earn a cash payment ranging from 15% to no more than 75% of such participant’s base salary. Fifty five percent of the amount is based on achievement of specified levels of their business unit’s Operating Income from continuing Operations, as Adjusted (as defined in the plan), 30% is based on the achievement of specified levels of the Company’s Operating Income from Continuing Operations, as Adjusted (as defined in the plan), and 15% is based on achievement of specified levels of the annual Operating Income as Adjusted (as defined in the plan) of the Company’s other business units.

Maximum potential awards are determined by formula; to be eligible for any award, the participant must be employed by the Company as of the date of determination, which is anticipated to be no later than March 11, 2017. The Compensation Committee must determine and certify achievement of the relevant performance and service conditions.

The Compensation Committee retains the discretion to reduce any award by up to 30% of the amount otherwise earned based on the participant’s level of achievement of certain individual goals and objectives, which are less quantifiable and more subjective in nature than the formula goals otherwise set by the plan. Individual goals have been set by the Committee for each participant applicable to 2016.

Any cash award will be paid out to the participants by March 15, 2017.

Primary Long-Term Incentive Share Awards and Career Share Awards.

The incentive plan provides for two potential awards of restricted stock: Primary Long-Term Incentive Share Awards and Career Share Awards.

The Primary Long-Term Incentive Share Award is a possible award of restricted shares, in value equal to no more than 35% of the Executive’s base salary as of the beginning of 2016 plus any cash incentive award paid for such year. To be eligible for an award of Primary Long-term Incentive Shares the Company must achieve an Operating Income from Continuing Operations, as Adjusted (as defined in the plan) of at least the threshold level set for determining the potential cash award. If such threshold level of operating income is attained, the Participant will receive an award of restricted shares equal in value to 35% of his base salary as of the beginning of 2016 plus any cash incentive paid for the year. The Compensation Committee must certify achievement of the threshold level of Operating Income as

Adjusted. The Participant must be employed by the Company as of the date of determination in order to receive any award. If earned, the Awards will be granted no later than March 15, 2017.

Vesting. If earned and granted, the Primary Long-Term Incentive Shares vest equally over 3 years from the potential award date (March 15, 2017). Upon vesting, each ratable portion of the award becomes unrestricted and must be paid or made available by March 15 of the year following vesting. That portion of the award that has been expensed by the Company (as of its most recent year end financial statements), and which has not previously become unrestricted and paid or made available to the Participant, vests upon a Participant’s attaining age 65. For Participants age 65 or older, the vested portion becomes unrestricted and is paid or made available by March 15 of the year immediately following the year of vesting. Shares subject to the award vest on the Participant’s death, disability or termination of employment by the Company, other than for cause or upon a change of control, as defined in the plan. In no event will shares subject to the Award become unrestricted and paid and made available later than March 15th of the year following the year in which the shares are no longer subject to a substantial risk of forfeiture, as defined under relevant IRC regulations.

The Career Share Award is a possible award of restricted shares, in value equal to 20% of each Participant’s base salary at the beginning of 2016, for all executive officers other than the Chief Operating Officer and Chief financial Officer; for the Chief Operating Officer, the award is equal in value to 35% of his base salary, and for the Chief Financial Officer, such award is equal in value to 30% of his base salary at the beginning of 2016. To be eligible for an award of Career Shares, the Company must have achieved a profitable level of Operating Income from Continuing Operations, as Adjusted (as defined in the plan). The Compensation Committee must certify achievement of the minimum level of Operating Income from continuing Operations, as Adjusted. The Participant must be employed by the Company as of the date of determination in order to receive any award.

Vesting. If earned and granted, the Career Share award vests ratably over two years for participants age 60 or older on the date of grant. For participants under age 61, shares vest ratably over 5 years beginning after such executive officer’s 61st birthday. That cumulative portion of the award that has been expensed by the Company (as of its most recent year ending financial statements) and which has not become unrestricted and paid or made available to the Participant, vests upon a Participant’s attaining age 65. The vested portion of each award becomes unrestricted and is paid or made available March 15 of the year immediately following the year of vesting. In no event will shares subject to the Award become unrestricted and be paid and made available later than March 15th of the year following the year in which the shares are no longer subject to a substantial risk of forfeiture, as defined under relevant IRC regulations.